Exhibit 4.18
Summary of Free Share Plans
As at January 1, 2024, five free share plans were outstanding: AGA-2023-1, AGA-2023-2, AGA-2023-3, AGA-2023-4 and AGA-2023-5. Free Shares (actions gratuites) are allotted for free to holders. The issuance of the Free Shares occurs automatically at the end of the vesting period (période d’acquisition), subject to the fulfilment of the vesting conditions (if any), by way of a capital increase, which will be realized by debiting the unavailable reserve (réserve non disponible) established for this matter.
Administration. Pursuant to authorizations granted at our annual meeting, our board of directors determines the recipients, the number of free shares to be granted and the terms and conditions of the free shares, including their vesting calendar and conditions.
Underlying shares. Each Free Share gives the right to one (1) ordinary share.
Allocation. Our Free Shares are generally granted to executive officers, directors, employees, or consultants of our company or its subsidiaries.
Vesting periods and conditions. The Free Shares vest as follows:
a)for the Free Shares 2023-1:
•212,738 Free Shares 2023-1 shall vest one year from the grant (i.e., on July 11, 2024);
•638,214 Free Shares 2023-1 shall progressively vest on a monthly basis over a period of three (3) years starting one year from the grant (i.e., 17,728 Free Shares 2023-1 per month except for the last month of the three-year period where 17,734 Free Shares 2023-1 shall be acquired);
•212,738 Free Shares 2023-1 shall vest on the latest date between (i) one year from the grant (i.e., on July 11, 2024), and (ii) the date on which a performance condition related to regulatory approvals is fulfilled;
•106,369 Free Shares 2023-1 shall vest on the latest date between (i) one year from the grant (i.e., on July 11, 2024), and (ii) the date on which the Group successfully completes a public offering raising at least $100 million in gross proceeds (the condition was met on October 24, 2023);
•106,369 Free Shares 2023-1 shall vest on the latest date between (i) one year from the grant (i.e., on July 11, 2024), and (ii) the date on which a specific performance condition related to the Group’s market capitalization is fulfilled; and
•106,368 Free Shares 2023-1 shall vest one year from the grant (i.e., on July 11, 2024) subject to the completion, prior to such date, of a tender offer on the securities issued by the Group, at a predetermined minimum price, and resulting in a change of control of the Group.

A condition of presence is applicable to all Free Shares 2023-1.

b)for the Free Shares 2023-2:
•25% of the Free Shares 2023-2 allocated shall vest one year from the grant (i.e., on July 11, 2024); and
•75% of the Free Shares 2023-2 allocated shall vest on the latest date between (i) one year from the grant, on July 11, 2024, and (ii) the date on which a performance condition related to regulatory approvals is fulfilled.

There is no condition of presence applicable to the Free Shares 2023-2.

c)for the Free Shares 2023-3 and the Free Shares 2023-4:
•50% of the ordinary shares allocated shall vest two years from the grant (i.e., on September 28, 2025);
•25% of the ordinary shares allocated shall vest three years from the grant, (i.e., on September 28, 2026); and
•25% of the ordinary shares allocated shall vest four years from the grant, (i.e., on September 28, 2027).

The Free Shares 2023-4 were subject to a performance condition of the successful completion of a public offering raising at least $200 million in gross proceeds. This condition was met on October 24, 2024.

A condition of presence is applicable to all Free Shares 2023-3 and 2023-4.

d)for the Free Shares 2023-5:
•50% of the Free Shares 2023-5 allocated shall vest two years from the grant (i.e., on December 1, 2025);

Exhibit 4.18
•25% of the Free Shares 2023-5 allocated shall vest three years from the grant (i.e., on December 1, 2026); and
•25% of the Free Shares 2023-5 allocated shall vest four years from the grant (i.e., on December 1, 2027).

A condition of presence is applicable to all Free Shares 2023-5.

Standard terms.
Pursuant to Article L.225-197-3, if a holder deceases during the vesting period, heirs may request, within six (6) months of the holder’s death, the immediate allocation of the Free Shares for which the condition of presence and/or the applicable performance condition(s), if any, have been met as of the date of the holder’s death.
In the event that the vesting period expires prior to the second anniversary of the grant of the Free Shares, a lock-up period is applicable to the Free Shares until the date of the second anniversary of the grant. Free Shares vesting after the second anniversary of the grant are not subject to lock-up.
Additionally, all Free Shares are subject to a vesting acceleration condition in case of a tender offer on the securities issued by the company and resulting in a change of control of the company.